Exhibit 99.1
Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Alan Cohen	Kathy Waller
Chief Marketing & Communications Officer	AllWays Communicate, LLC
(787) 706-2570	(312) 543-6708

Triple-S Management Corporation Reports Results for Second Quarter 2013

SAN JUAN, Puerto Rico, July 31, 2013 – Triple-S Management Corporation (NYSE:GTS), the leading managed care company in Puerto Rico, today announced consolidated revenues of $599.8 million and consolidated operating income of $16.8 million for the three months ended June 30, 2013.  Net income was $20.1 million, or $0.72 per diluted share, including, among other one-time items, a $7.7 million adjustment to the company’s deferred tax assets upon the enactment of new tax legislation in Puerto Rico.

June Quarter Consolidated Highlights

•	Total consolidated operating revenues were $597.8 million;
•	Consolidated operating income was $16.8 million;
•	Consolidated loss ratio was 82.9%;
•	Medical loss ratio (MLR) was 85.8%;
•	Managed Care member month enrollment fell 1.6%;
•	Medicare member month enrollment decreased 6.7%.

Ramón Ruiz-Comas, President and CEO of Triple-S Management Corporation commented, “We are pleased that the strategies implemented last year to improve our financial performance are yielding results, as evidenced by our solid GAAP and pro forma earnings.  The Managed Care segment’s MLR continues to trend lower, reflecting ongoing improvements in our MA business.

"In addition to our improved financial results, we made significant progress on several corporate initiatives, including a 12-month extension of our MiSalud contract in which we were awarded three more regions that should transition by October 1, 2013. We substantially unified the company’s share structure through a secondary offering of 6.2 million Class B shares of common stock and the conversion of the vast majority of our Class A shares, which has increased trading liquidity. Our Board of Directors also recently authorized an open market share repurchase program of $11.5 million of GTS common stock effective August 1, 2013.

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“Consistent with our strategic objective of geographic diversification, we recently signed an agreement to purchase Atlantic Southern Insurance Company, a small company which has life insurance operations in Puerto Rico and mainly health insurance operations in the British Virgin Islands, Anguilla and Costa Rica. Upon closing, this acquisition would expand our footprint into international markets,” Ruiz-Comas added.

Selected Quarterly Details

•	Pro Forma Net Income Was $14.9 Million, or $0.53 Per Diluted Share. Weighted average shares outstanding were 27.9 million. This compares with pro forma net income of $16.6 million, or $0.58 per diluted share, in the corresponding quarter of 2012, based on weighted average shares outstanding of 28.5 million.
•	Managed Care Membership. Our Managed Care membership decreased by 1.8% year over year, reflecting lower Commercial and Medicare enrollment. Medicare membership decreased 6.7% year over year, to 113,984. Fully-insured Commercial membership fell 4.6% and self-funded Commercial membership declined 4.0%. Medicaid membership (all self-funded) increased 1.0%, to 898,180.
•	Consolidated Premiums Decreased 4.5%, to $556.0 Million. The decrease was principally due to lower Managed Care premiums resulting from lower Commercial and Medicare member month enrollment.
•	Managed Care MLR Decreased 290 Basis Points, to 85.8%. The MLR, adjusted to exclude prior period reserve developments and risk score adjustments, was 50 basis points higher, primarily reflecting higher utilization and cost trends in the Commercial business, offset by lower cost and utilization trends and improved drug costs in American Health, due to the new Pharmacy Benefit Manager (“PBM”) contract and the positive impact of the 2013 product design. These increases in utilization and cost trends in the Commercial business were lower than expected, taking into consideration that the Easter holiday fell in March 2013 and therefore, we were expecting to see utilization rise in the second quarter.
•	Consolidated Loss Ratio Decreased 230 Basis Points, to 82.9%. The lower consolidated loss ratio mainly reflects the 290-basis-point improvement in the Managed Care MLR. The Property and Casualty and Life Insurance segments loss ratio increased by 1140 and 170 basis points, respectively.
•	Consolidated Operating Expense Ratio Rose 380 Basis Points, to 20.6%. The higher consolidated operating expense ratio was mostly due to special technology initiatives, costs related to the reorganization of the Medicare business, and other non-recurring expenses.
•	Consolidated Operating Income Declined 30.6%, to $16.8 Million. The decrease primarily reflects the effect of lower Managed Care segment premiums and increased operating expenses, partially offset by the lower Managed Care MLR.
•	Consolidated Operating Income Margin Was 2.8%. The 110-basis-point decrease in the consolidated operating margin is primarily the result of lower profitability in our Managed Care and Property and Casualty Insurance segments.
•	Consolidated Effective Tax Rate Was -22.7%. The effective tax rate decreased from 22.0% during the three months ended June 30, 2012 to -22.7% during the three months ended June 30, 2013. The reduction was due to a one-time benefit recorded to increase net deferred tax assets by $7.7 million upon an increase in the enacted tax rate from 30% to 39%, partially offset by an approximately $2.8 million increase in our current income tax expense, related to the retroactive application of the higher tax rates, which became effective January 1, 2013. The consolidated income tax expense decreased by $8.5 million during this quarter.

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•	Shares of Common Stock Repurchased. During this quarter, Triple-S Management repurchased 1,000,000 shares of common stock as part of our secondary offering at an average cost per share of $18.25.

	Pro Forma Net Income

(Unaudited)	Three months ended June 30,		Six months ended June 30,
(dollar amounts in millions)	2013	2012	2013	2012

Net income	$20.1	$17.0	$37.4	$24.5
Less pro forma adjustments:
Net realized investment gains, net of tax	1.3	0.4	3.0	1.8
Guaranty Fund assesment	(1.0)	-	(1.0)	-
Additional year-to-date current income tax expense after change in enacted tax rate	(2.8)	-	(2.8)	-
Deferred tax benefit related to change in enacted tax rate	7.7	-	7.7	-
Pro forma net income	$14.9	$16.6	$30.5	$22.7
Diluted pro forma net income per share	$0.53	$0.58	$1.08	$0.80

Six-Month Recap

For the six months ended June 30, 2013, consolidated operating revenues decreased 1.8%, to $1.2 billion, primarily reflecting lower member month enrollment in the Medicare and Commercial sectors of the Managed Care segment, and the receipt of lower Medicare risk score adjustments in 2013 when compared with the prior year. Consolidated claims incurred for the six-month period were $912.8 million, down 6.1% year over year. The six-month consolidated loss ratio decreased 350 basis points to 82.5% and the MLR fell 380 basis points, to 85.8%.  This decline was driven by lower utilization and cost trends in the Medicare business, primarily at American Health. Consolidated operating expenses for the six months ended June 30, 2013 were $235.1 million and the operating expense ratio was 20.2%. Pro forma net income for the six-month period was $30.5 million, or $1.08 per diluted share, based on weighted average shares outstanding of 28.1 million, compared with $22.7 million, or $0.80 per diluted share, based on weighted average shares outstanding of 28.5 million at the same time last year.

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Segment Performance

Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property and Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net, administrative service fees and net investment income.  Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating income or loss divided by operating revenues.  The adjusted medical loss ratio accounts for subsequent adjustments to estimates, such as MA premium adjustments and prior period reserve developments, and presents them in the corresponding period. The adjusted medical loss ratio for the Managed Care segment and for the Medicare business for the three months ended June 30, 2013, also include an out of period unfavorable adjustment of $2.1 million corresponding to the quarter ended March 31, 2013 that would have increased the claims incurred in that period.

(Unaudited)	Three months ended June 30,				Six months ended June 30,
(dollar amounts in millions)	2013	2012	Percentage Change		2013	2012	Percentage Change

Premiums earned, net:
Managed Care:
Commercial	$238.7	$242.8	(1.7%)		$472.3	$484.4	(2.5%)
Medicare	260.6	285.7	(8.8%)		520.9	539.9	(3.5%)
Total Managed Care	499.3	528.5	(5.5%)		993.2	1,024.3	(3.0%)
Life Insurance	32.1	30.7	4.6%		63.9	60.7	5.3%
Property and Casualty	25.3	23.6	7.2%		50.2	45.8	9.6%
Other	(0.7)	(0.6)	(16.7%)		(1.3)	(1.3)	0.0%
Consolidated premiums earned, net	$556.0	$582.2	(4.5%)		$1,106.0	$1,129.5	(2.1%)

Operating revenues:
Managed Care	$533.0	$561.3	(5.0%)		$1,058.9	$1,089.7	(2.8%)
Life Insurance	37.8	35.9	5.3%		74.9	70.8	5.8%
Property and Casualty	27.3	25.9	5.4%		54.2	50.3	7.8%
Other	(0.3)	(0.4)	25.0%		(0.6)	(1.1)	(45.5%)
Consolidated operating revenues	$597.8	$622.7	(4.0%)		$1,187.4	$1,209.7	(1.8%)

Operating income:
Managed Care	$13.4	$18.6	(28.0%)		$33.9	$26.0	30.4%
Life Insurance	3.7	4.0	(7.5%)		7.7	8.4	(8.3%)
Property and Casualty	0.2	3.5	(94.3%)		0.6	2.1	(71.4%)
Other	(0.5)	(1.9)	73.7%		(2.7)	(3.4)	(20.6%)
Consolidated operating income	$16.8	$24.2	(30.6%)		$39.5	$33.1	19.3%

Operating margin:
Managed Care	2.5%	3.3%	-80	bp	3.2%	2.4%	80	bp
Life Insurance	9.8%	11.1%	-130	bp	10.3%	11.9%	-160	bp
Property and Casualty	0.7%	13.5%	-1,280	bp	1.1%	4.2%	-310	bp
Consolidated	2.8%	3.9%	-110	bp	3.3%	2.7%	60	bp

Depreciation and amortization expense	$6.0	$5.9	1.7%		$12.2	$11.8	3.4%

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Managed Care Additional Data	Three months ended June 30,		Six months ended June 30,
(Unaudited)	2013	2012	2013	2012

Member months enrollment:
Commercial:
Fully-insured	1,388,125	1,459,127	2,783,148	2,926,275
Self-insured	656,408	672,128	1,323,584	1,331,628
Total Commercial	2,044,533	2,131,255	4,106,732	4,257,903
Medicare:
Medicare Advantage	315,656	339,026	638,414	668,970
Stand-alone PDP	24,365	25,424	48,438	50,695
Total Medicare	340,021	364,450	686,852	719,665
Medicaid - Self-insured	2,670,314	2,641,905	5,320,932	5,254,863
Total member months	5,054,868	5,137,610	10,114,516	10,232,431

Claim liabilities (in millions)	$278.7	$292.3 *
Days claim payable	59	58 *

Premium PMPM:
Managed Care	$288.98	$289.82	$286.22	$280.94
Commercial	171.96	166.40	169.70	165.53
Medicare	766.42	783.92	758.39	750.21

Medical loss ratio	85.8%	88.7%	85.8%	89.6%
Commercial	87.5%	88.4%	88.0%	88.9%
Medicare Advantage	84.1%	88.6%	83.6%	89.8%
Stand-alone PDP	82.5%	81.9%	85.1%	87.3%

Adjusted medical loss ratio	89.1%	88.6%	86.8%	88.6%
Commercial	88.9%	87.3%	88.5%	88.1%
Medicare Advantage	89.2%	89.7%	85.1%	89.0%
Stand-alone PDP	82.8%	79.8%	84.7%	83.8%

Operating expense ratio:
Consolidated	20.6%	16.8%	20.2%	17.3%
Managed Care	17.2%	13.2%	16.5%	13.5%

* Information provided as of December 31, 2012.

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Managed Care Membership by Segment	As of June 30,
	2013	2012

Members:
Commercial:
Fully-insured	462,541	485,013
Self-insured	216,003	225,102
Total Commercial	678,544	710,115

Medicare:
Medicare Advantage	105,842	113,669
Stand-alone PDP	8,142	8,482
Total Medicare	113,984	122,151

Medicaid - Self-insured	898,180	889,091
Total members	1,690,708	1,721,357

2013 Guidance

Ruiz-Comas concluded, “Given that the second quarter results demonstrated sustained improvement in utilization and other trends across both the Commercial and MA businesses, we are raising our full-year earnings guidance to $1.95-$2.05 per share. This revised guidance also accounts for the extension of the MiSalud contract, under which we expect to incur approximately $2.0 million of expansion costs during the third quarter, overall improvement in the Managed Care MLR, continued benefits from our new PBM relationship and the product design change in the American Health branded MA business, the transaction costs related to the acquisition of Atlantic Southern Insurance Company, as well as fewer common shares outstanding following the May conversion and repurchase, offset by the financial impact of recent changes in Puerto Rico tax policy, both at the corporate and the sales and use levels.”

2013 Range
Medical enrollment fully-insured (member months)	6.8 - 7.2 million

Medical enrollment self-insured (member months)	14.6 – 15.0 million

Consolidated operating revenues (in billions)	$2.28 - $2.34

Consolidated loss ratio	82.0% - 83.0%

Medical loss ratio	85.5% - 86.5%

Consolidated operating expense ratio	19.8% - 20.6%

Consolidated operating income (in millions)	$76.6 - $86.3

Pro forma earnings per share	$1.95 - $2.05

Weighted average of diluted shares outstanding (in millions)	27.8

Effective tax rate	17.3% - 18.3%

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Conference Call and Webcast

Management will host a conference call and webcast on July 31, 2013 at 8:00 a.m., Eastern Time to discuss its financial results for the three months ended June 30, 2013.  To participate, callers within the U.S. and Canada should dial 1-877-941-8609, and international callers should dial 1-480-629-9692 about five minutes before the presentation.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed.  This program is provided at no charge to the user.  An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks.  This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the Web site.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association.  It is the leading player in the managed care industry in Puerto Rico.  Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands.  With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield marks.  In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances.  Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties.  Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

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In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight.  The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice
•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs
•	Ability to maintain Federal Employer, Medicare and Medicaid contracts
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics

This list is not exhaustive.  Management believes the forward-looking statements in this release are reasonable.  However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition.  In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations.  In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

-FINANCIAL TABLES ATTACHED-

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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	Unaudited June 30, 2013	December 31, 2012
Assets

Investments	$1,304,351	$1,280,644
Cash and cash equivalents	55,821	89,564
Premium and other receivables, net	337,711	292,197
Deferred policy acquisition costs and value of business acquired	170,566	168,657
Property and equipment, net	93,339	92,423
Other assets	134,388	135,859

Total assets	$2,096,176	$2,059,344

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$921,322	$922,393
Accounts payable and accrued liabilities	296,639	243,533
Short-term borrowings	28,095	30,000
Long-term borrowings	100,288	101,271

Total liabilities	1,346,344	1,297,197

Stockholders’ equity:
Common stock	27,475	28,365
Other stockholders’ equity	722,236	733,542

Total Triple-S Management Corporation stockholders’ equity	749,711	761,907

Non-controlling interest in consolidated subsididary	121	240

Total stockholders’ equity	749,832	762,147

Total liabilities and stockholders’ equity	$2,096,176	$2,059,344

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	Unaudited 2013	Unaudited 2012	Unaudited 2013	Unaudited 2012
Revenues:
Premiums earned, net	$556,035	$582,246	$1,105,996	$1,129,550
Administrative service fees	28,543	27,768	55,653	55,292
Net investment income	12,019	11,562	23,386	22,754
Other operating revenues	1,212	1,105	2,399	2,152

Total operating revenues	597,809	622,681	1,187,434	1,209,748

Net realized investment gains	1,661	458	3,549	2,136
Other income, net	366	(154)	847	916

Total revenues	599,836	622,985	1,191,830	1,212,800

Benefits and expenses:
Claims incurred	460,818	496,249	912,818	971,893
Operating expenses	120,225	102,268	235,090	204,774

Total operating costs	581,043	598,517	1,147,908	1,176,667

Interest expense	2,426	2,667	4,810	5,225

Total benefits and expenses	583,469	601,184	1,152,718	1,181,892

Income before taxes	16,367	21,801	39,112	30,908

Income tax expense (benefit)	(3,711)	4,785	1,851	6,392

Net income	20,078	17,016	37,261	24,516

Less: Net loss attributable to the non-controlling interest	64	19	119	33

Net income attributable to TSM	$20,142	$17,035	$37,380	$24,549

Earnings per share attributable to TSM:

Basic net income per share	$0.72	$0.60	$1.33	$0.87
Diluted earnings per share	$0.72	$0.60	$1.33	$0.86

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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except per share data)

	For the Six Months Ended
	June 30,
	Unaudited 2013	Unaudited 2012

Net cash provided by operating activities	$24,283	$125,485

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	35,173	55,080
Fixed maturities matured/called	62,494	64,292
Equity securities sold	76,966	29,217
Securities held to maturity:
Fixed maturities matured/called	520	10,580
Acquisition of investments:
Securities available for sale:
Fixed maturities	(100,054)	(114,064)
Equity securities	(131,862)	(76,134)
Securities held to maturity:
Fixed maturities	(500)	(560)
Other investments	(116)	(246)
Net inflows (outflows) from policy loans	(176)	140
Acquisition of business, net of cash acquired of $816 in the six months ended June 30, 2012	-	(2,685)
Net capital expenditures	(8,639)	(5,680)

Net cash used in investing activities	(66,194)	(40,060)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	27,786	(10,135)
Net change in short-term borrowings	(1,905)	2,855
Repayments of long-term borrowings	(983)	(976)
Repurchase and retirement of common stock	(18,250)	(637)
Proceeds from exercise of stock options	-	316
Proceeds from policyholder deposits	6,580	19,587
Surrenders of policyholder deposits	(5,060)	(3,311)

Net cash provided by financing activities	8,168	7,699

Net (decrease) increase in cash and cash equivalents	(33,743)	93,124

Cash and cash equivalents, beginning of period	89,564	71,834

Cash and cash equivalents, end of period	$55,821	$164,958

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